Exhibit 10.4

NON-COMPETITION AGREEMENT

This Non-Competition Agreement (this “Agreement”), dated and effective as of January 31, 2006 (the “Closing Date”), is by and among New Vision, L.P., a Texas limited partnership (“Buyer”), on the one hand, and Gulf Marine Fabricators, a Texas general partnership (“Seller”), and Technip-Coflexip USA Holdings, Inc., a Delaware corporation and the indirect parent of Seller (the “Parent”), on the other hand. Seller and Parent are sometimes referred to herein together as the “Seller Parties” and collectively with their Affiliates (as defined in Section 1(a) below) as the “Seller Group.”

RECITALS:

A. Pursuant to that certain Asset Purchase and Sale Agreement, dated as of December 20, 2005 (the “Purchase Agreement”) among Buyer, Gulf Island Fabrication, Inc., Seller, and Parent, Seller has agreed to sell to Buyer, and Buyer has agreed to purchase from Seller, substantially all of Seller’s assets used primarily in the operation of Seller’s Fabrication Business (after its acquisition by Buyer, the “Buyer’s Business”).

B. In order to protect the good will of the Buyer’s Business, Seller has agreed in Section 2.9(a) of the Purchase Agreement that Buyer’s obligation to purchase the Buyer’s Business (the “Purchase Transaction”) is subject to the condition that the Seller Parties enter into this Agreement.

C. In order to induce Buyer to consummate the purchase of Buyer’s Business on the Closing Date, the Seller Parties are willing to enter into and be bound by this Agreement.

NOW, THEREFORE, in consideration of the premises, of the mutual covenants and agreements contained herein and in the Purchase Agreement, and of other good and valuable consideration, the receipt of which is hereby acknowledged, Buyer and the Seller Parties (in their individual capacity and on behalf of the Seller Group) hereby agree as follows:

1. Certain Definitions. The following definitions apply to this Agreement:

(a) “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, another Person, whether through ownership of voting equity interests, by contract or otherwise.

(b) “Exempt Businesses” mean (i) the Seller Group’s existing spool base in Mobile, Alabama, (ii) the Seller Group’s DUCO, Inc. offshore umbilicals business in Channel View, Texas, and (iii) the Seller Group’s Perry-Slingsby Systems, Inc. robotics and ROV (remotely operated vehicle) business in Jupiter, Florida.

(c) “Fabrication Business” means the business of fabricating and selling drilling and production platforms and other specialized structures used in the development and production of offshore oil and gas reserves.

(d) “Person” means an individual, firm, corporation, general or limited partnership, limited liability company, limited liability partnership, joint venture, trust, governmental entity, association, unincorporated organization or other entity.

(e) “Territory” (i) those parishes in the State of Louisiana listed on Exhibit A and (ii) those portions of the States of Texas, Mississippi, Alabama, and Florida located within 100 miles of the Coast of the Gulf of Mexico.

2. Agreement Not to Compete. This Section 2 shall be binding upon each of the Seller Parties and the remaining members of the Seller Group until the second anniversary of the Closing Date:

(a) None of the Seller Group shall, directly or indirectly, for itself or others, own, manage, operate, control, finance, engage or participate in, consult with, allow any of such Person’s skill, knowledge, experience or reputation to be used by, or otherwise be connected in any manner with the ownership, management, operation, or control of, any Person engaged in or planning to become engaged in any aspect of Buyer’s Business through facilities located within the Territory; provided, however, that nothing contained herein shall prohibit any of the Seller Group from (i) making passive investments in any publicly held Person that does not cause such Person to become a member of the Seller Group, (ii) owning and operating the Exempt Businesses substantially in accordance with their operating practices as of the Closing Date, (iii) acquiring and operating other businesses after the Closing Date that manufacture and sell spooling services, flexible pipelines, offshore umbilicals, robotics, and ROVs, (iv) owning and operating facilities located outside of the Territory, even if such facilities are engaged in the Fabrication Business and sell their services into the Territory, or (v) subject to any restrictions in that certain Cooperation Agreement dated as of the Closing Date between Gulf Island Fabrication, Inc. and Parent, entering into EPC or EPCI contracts in connection with which the Seller Group (1) subcontracts the construction component thereof to a competitive Fabrication Business in the Territory or (2) enters into a consortium or similar agreement with a competitive Fabrication Business in the Territory to perform the construction component thereof;

(b) None of the Seller Group shall call upon any customer or potential customer of Seller or Buyer for the purpose of soliciting, diverting or enticing away from Buyer the business of such Person for the benefit of another Fabrication Business with facilities in the Territory; provided, however, that this Section 2(b) shall not be construed as limiting the Seller Group’s rights to call upon such customers and potential customers for purposes of soliciting work that is permitted by Section 2(a) above;

(c) None of the Seller Group shall solicit, induce, influence or attempt to influence any supplier, lessor, licensor, or any other Person who has a business relationship with Buyer to discontinue or reduce the extent or scope of such relationship with Buyer; and

(d) None of the Seller Group shall make contact with any of the employees of Buyer for the purpose of soliciting such employee for hire by any other Person, whether as an employee or independent contractor, or otherwise disrupting or interfering with such employee’s relationship with Buyer.

3. Consideration. Each of the Seller Parties acknowledges the receipt and adequacy of the consideration payable under the Purchase Agreement, a portion of which is good and valuable consideration in exchange for each of the Seller Parties making the covenants contained in this Agreement, and agreeing to be legally bound by the covenants contained in this Agreement (and all other terms hereof).

4. Treatment of the Seller Group. The Seller Parties acknowledge (i) their responsibility to cause the remaining members of the Seller Group to comply with the limitations in this Agreement and (ii) that any action taken by a member of the Seller Group that would, if taken by the Seller Parties directly, constitute a breach of this Agreement shall constitute a breach for which the Seller Parties are liable hereunder.

5. Breach; Injunctive Relief. Each of the Seller Parties acknowledges that a breach by a member of the Seller Group of Section 2 would cause immediate and irreparable harm to Buyer for which an adequate monetary remedy does not exist; hence, each of the Seller Parties agrees that, in the event of a breach or threatened breach of the provisions of Section 2, Buyer shall be entitled to injunctive relief restraining the Person in breach from violation of that Section without the necessity of proof of actual damage or the posting of any bond. Nothing herein shall be construed as prohibiting Buyer from pursuing any other remedy at law or in equity to which Buyer may be entitled under applicable law in the event of a breach or threatened breach of this Agreement by any member of the Seller Group, including, but not limited to, recovery of costs and expenses such as reasonable attorney’s fees incurred by reason of any such breach, actual damages sustained by Buyer as a result of any such breach, and cancellation of any payments or reimbursements otherwise outstanding at the date of termination.

6. Governing Law; Consent to Jurisdiction. Any dispute regarding the reasonableness of the covenants and agreements set forth in Section 2 of this Agreement, or the territorial scope or duration thereof, or the remedies available to Buyer upon any breach of such covenants and agreements, shall be governed by and interpreted in accordance with the laws of the state in which the prohibited activity occurs, and, with respect to each such dispute.

7. Seller Parties’ Understanding. Each of the Seller Parties hereby represents to Buyer that such Seller Party has read and understands, and agrees to be bound by, the terms of this Agreement. Each of the Seller Parties acknowledges that the geographic scope and duration of the covenants contained in this Agreement are the result of arm’s-length bargaining and are fair and reasonable in light of (i) the importance of the goodwill acquired by Buyer via the Purchase Agreement, (ii) the nature and wide geographic scope of the operations of Buyer, and (iii) the fact that Buyer’s Business is conducted throughout, and derived from, the entire geographic area where competition is restricted by this Agreement. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permitted under applicable law, whether now or hereafter in effect and therefore, to the extent permitted by applicable law, the parties hereto waive any provision of applicable law that would render any provision of this Agreement invalid or unenforceable.

8. Representations and Warranties. Each of the Seller Parties hereby represents and warrants to Buyer that (i) such Seller Party has all requisite legal right, power, capacity and authority to execute, deliver and perform its obligations under this Agreement, (ii) this

Agreement constitutes a valid and legally binding obligation of each of the Seller Parties, enforceable in accordance with its terms, and (iii) neither the execution, delivery or performance by any Seller Party of this Agreement will violate, conflict with or result in a breach of any provision of, or constitute a default under, any contract, agreement or other instrument or commitment or obligation to which such Seller Party may be bound.

9. Successors. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors, executors, personal representatives, heirs and assigns.

10. Notices. For purposes of this Agreement, all notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, or by reputable overnight courier such as Federal Express or UPS, addressed as follows:

If to the Seller Parties:

Technip-Coflexip USA Holdings, Inc.

11700 Old Katy Road

Houston, Texas 77079

Attn: President

If to Buyer:

Gulf Island Fabrication, Inc.

583 Thompson Road

Houma, Louisiana 70363

Attn: Kerry J. Chauvin

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

11. Reformation; Severability. If any provision of this Agreement (including without limitation the covenants contained in Section 2 of this Agreement), or its application to any Person or circumstance, shall at any time or to any extent be held invalid, illegal, or unenforceable in any respect as written, Buyer and each of the Seller Parties intend for any court or arbitrator construing this Agreement to modify or limit such provision temporally, spatially, or otherwise so as to render it valid and enforceable to the fullest extent allowed by law. Any such provision that is not susceptible of such reformation shall be ignored so as not to affect any other provision of this Agreement, and the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, illegal, or unenforceable, shall not be affected thereby and each provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

12. Miscellaneous. Except as provided in Section 11, no provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Buyer. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

13. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

14. Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the internal laws of the State of Texas without regard to principles of conflict of laws, except as expressly provided in Section 6 above with respect to the resolution of disputes arising under, or Buyer’s enforcement of, Section 2 of this Agreement.

15. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and shall be of no further force or effect.

[signatures appear on the following page]

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Closing Date.

NEW VISION, L.P. By: New Vision General Partner, Inc.

By:	/s/ Kerry J. Chauvin
Name: Kerry J. Chauvin Its: Manager

TECHNIP-COFLEXIP USA HOLDINGS, INC.

By:	/s/ Stuart Bannerman
Name: Stuart Bannerman Its: Treasurer and Chief Financial Officer

GULF MARINE FABRICATORS By: Gulf Deepwater Fabricators, Inc., its partner

By:	/s/ Luc Messier
Name: Luc Messier Its: President

By: Gulf Deepwater Yards, Inc., its partner

By:	/s/ Luc Messier
Name: Luc Messier Its: President

Appendix A

to

Non-Competition Agreement

Acadia

Allen

Ascension

Assumption

Beauregard

Calcasieu

Cameron

East Baton Rouge

Evangeline

Iberia

Iberville

Jefferson

Jefferson Davis

Lafayette

Lafourche

Livingston

Orleans

Plaquemines

St. Bernard

St. Charles

St. James

St. John the Baptist

St. Landry

St. Martin

St. Mary

St. Tammany

Tangipahoa

Terrebonne

Vermillion

West Baton Rouge